Exhibit 99.1

MATADOR RESOURCES COMPANY ANNOUNCES APPOINTMENT OF NEW DIRECTOR

DALLAS, Texas, January 29, 2018 - Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today announced the appointment of Mr. Timothy E. Parker to its Board of Directors (the “Board”). Mr. Parker recently retired as Portfolio Manager and Analyst - Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce and Economics from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia). The Board expects to appoint Mr. Parker to serve on the Audit, Prospect and Strategic Planning and Compensation Committees.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and salt water gathering services and salt water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Contact Information

Mac Schmitz
Capital Markets Coordinator
investors@matadorresources.com
(972) 371-5225